Calculation of Filing Fee Tables
S-8
BIOCRYST PHARMACEUTICALS INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value	Other	7,000,000	$ 6.83	$ 47,810,000.00	0.0001476	$ 7,056.76
Total Offering Amounts:						$ 47,810,000.00		$ 7,056.76
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 7,056.76
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock. (2) The Proposed Maximum Offering Price Per Unit is estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Registrant's Common Stock on August 2, 2024, as reported on The Nasdaq Global Select Market. (3) The Amount Registered represents an increase in the authorized number of shares under the Stock Incentive Plan (as amended and restated as of April 22, 2024), as approved by the Registrant's stockholders on June 12, 2024.